Exhibit 5.1

June 3, 2011

Atkore International Holdings Inc.
Atkore International, Inc.
Atkore International (NV) Inc.

Atkore International CTC, Inc.

AFC Cable Systems, Inc.

Allied Tube & Conduit Corporation

Georgia Pipe Company

TKN, Inc.

Unistrut International Corporation

Unistrut International Holdings, LLC

WPFY, Inc.
c/o Atkore International, Inc.
16100 South Lathrop Avenue
Harvey, Illinois 60426

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Atkore International Holdings Inc., a Delaware corporation (“Atkore International Holdings”), Atkore International, Inc., a Delaware corporation (the “Issuer”), Atkore International (NV) Inc., a Nevada corporation (“NV Atkore”), Atkore International CTC, Inc., an Arkansas corporation (“AR Atkore”), AFC Cable Systems, Inc., a Delaware corporation (“AFC”), Allied Tube & Conduit Corporation, a Delaware corporation (“Allied Tube & Conduit”), Georgia Pipe Company, a Georgia corporation (“Georgia Pipe”), TKN, Inc., a Rhode Island corporation (“TKN”), Unistrut International Corporation, a Nevada corporation (“NV Unistrut”), Unistrut International Holdings, LLC, a Delaware corporation (“DE Unistrut”), and WPFY, Inc., a Delaware corporation (“WPFY” and, together with Atkore International Holdings, NV Atkore, AR Atkore, AFC, Allied Tube & Conduit, Georgia Pipe, TKN, NV Unistrut, and DE Unistrut, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 filed with the Commission on June 3, 2011 (the “Registration Statement”) relating to the proposed offering by the Issuer of $410,000,000 aggregate principal amount of the Issuer’s 9.875% Senior Secured Notes due 2018 (the “New Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of the Issuer’s outstanding 9.875% Senior Secured Notes due 2018 (the “Old Notes”).  The New Notes are to be issued pursuant to the Senior Secured Notes Indenture, dated as of December 22, 2010 among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of December 22, 2010 (together with such indenture, the

“Indenture”), among the Issuer, the Guarantors and the Trustee.  The obligations of the Issuer pursuant to the New Notes are each to be guaranteed by the Guarantors pursuant to and as set forth in the Indenture (such guarantees, collectively, the “Guarantees”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Issuer and the Guarantors and such other instruments and certificates of public officials, officers and representatives of the Issuer and the Guarantors and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Issuer and the Guarantors and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions.  In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we have examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee, (vii) the enforceability of the Indenture against the Trustee and (viii) the due authentication of the New Notes on behalf of the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the qualifications and limitations hereinafter set forth, we are of the opinion that, upon the execution and issuance of the New Notes by the Issuer and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Old Notes, pursuant to the exchange offer described in the Registration Statement, (1) the New Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, and (2) the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

The opinions expressed herein are limited to the laws of the State of New York, as currently in effect, and we do not express any opinion herein concerning any other laws.  In rendering the opinions herein, we have relied on all matters relating to the laws of Delaware on the opinion of Richards, Layton & Finger, P.A., on all matters relating to the laws of Arkansas on the opinion of Friday, Eldredge & Clark, LLP, on all matters relating to the law of Georgia on the opinion of Paul, Hastings, Janofsky & Walker LLP, on all matters relating to the laws of Nevada on the opinion of Lionel Sawyer & Collins, P.C., and on all matters relating to the laws of Rhode Island on the opinion of Edwards Angell Palmer & Dodge LLP.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Notes” in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP